                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                OCTOBER 30, 1997


                               SOURCE MEDIA, INC.
            (Exact name of registrant as specified in is charter)



   DELAWARE                         0-21894                     13-3700438
(State or other                   (Commission                 (IRS Employer
jurisdiction of                   File Number)              Identification No.)
incorporation)



         5400 LBJ FREEWAY, SUITE 680
                 DALLAS, TEXAS                             75240
(Address of principal executive offices)                (Zip Code)


              Registrant's telephone number, including area code:

                                 (972) 701-5400

Item 2 Acquisition or Disposition of Assets

     (a) BRITE VOICE ASSET ACQUISITION. On October 30, 1997, the Company, through a subsidiary, acquired certain of the electronic publishing assets of Brite Voice, Inc. ("Brite") pursuant to the terms of an Asset Purchase Agreement included as Exhibits 2.1 and 2.2 hereto. These assets consisted primarily of contract rights and equipment used in the Company's voice information services business. The purchase price for these assets was approximately $35.6 million in cash.

         VNN ASSET ACQUISITION. On October 30, 1997, the Company, through a subsidiary, acquired the electronic publishing assets of Voice News Network, Inc. ("VNN") pursuant to the terms of an Asset Purchase Agreement included as Exhibit 2.3 hereto. These assets consisted primarily of contract rights and equipment used in the Company's voice information services business. The purchase price for these assets was $9.0 million in cash.

         Both of these acquisitions were funded with cash acquired in a private placement described below, which was made in reliance upon Rule 506 of Regulation D and Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

Item 5 Other Events

                                  THE OFFERING

Issuer.....................  Source Media, Inc.

Use of Proceeds............  The net proceeds from the Offering were approximately $113.6 million. Of the net proceeds, the Company used or will use (i) approximately $35.6 million to finance the Brite acquisition,
                             (ii) $9.0 million to finance the VNN acquisition,
                             (iii) approximately $22.3 million to retire existing debt, (iv) approximately $22.3 million to fund the interest escrow account, (v) approximately $6.4 million to pay fees and expenses and (vi) approximately $24.4 million for general corporate purposes, including working capital.

                                   THE NOTES

Securities Offered.........  $100,000,000 aggregate principal amount of 12%
                             Senior Secured Notes due 2004.

Maturity Date..............  November 1, 2004.

Interest Payment Dates.....  May 1 and November 1 of each year, commencing on
                             May 1, 1998.

Optional Redemption........  Except as described below and under "Change of
                             Control", the Company may not redeem the Notes prior to November 1, 2001. On or after such date, the Company may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds received from one or more equity offerings at a redemption price equal to 112% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $65 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption.

Change of Control..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

Ranking....................  The Notes are senior secured obligations of the
                             Company and rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and rank senior in right of payment to all existing and future subordinated obligations of the Company.

Escrow and Disbursement
  Agreement................  The Company placed approximately $22.3 million of the net proceeds realized from the sale of the Notes, representing funds sufficient to pay the first four interest payments on the Notes, into an interest escrow account to be held by the escrow agent for the benefit of the holders of the Notes. Until disbursed in accordance with the Escrow and Disbursement Agreement, the interest escrow account is designed to secure a portion of the Company's obligations under the Notes. Funds will be disbursed from the interest escrow account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. Pending such disbursement, all funds contained in the interest escrow account will be invested in cash equivalents.

Security...................  The collateral securing the Notes consists of substantially all the assets of the Company, all the capital stock of the subsidiary guarantors and the interest escrow account. The collateral securing the Guarantees consists of substantially all of the assets of the subsidiary guarantors.

Guarantees.................  The Notes are unconditionally guaranteed, jointly and severally, by each of the Subsidiary guarantors (which are all of the Company's subsidiaries). The Guarantees are senior obligations of the subsidiary guarantors and are secured by substantially all of the assets of the Subsidiary guarantors. The Guarantees rank pari passu in right of payment with all existing and future senior indebtedness of the subsidiary guarantors and rank senior in right of payment to all existing and future subordinated obligations of the subsidiary guarantors. The Guarantees may be released upon the occurrence of certain events.

                             The guarantee executed by IT Network contain a covenant that restricts payments of dividends on its capital stock to an amount sufficient to cover debt service on the Notes, redemptions or repurchases of the Notes or the Preferred Stock, dividends on the Preferred Stock and corporate overhead.

Restrictive Covenants......  The indenture under which the Notes are issued
                             (the "Indenture") contains certain covenants that, among other things, limit (i) the incurrence of additional indebtedness by the Company and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the Company, (iii) investments, including investments over a certain amount in Interactive Channel by the Company or any restricted subsidiary, (iv) sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the assets of the Company. The Indenture also prohibits certain distributions from subsidiaries. However, all the limitations and prohibitions are subject to a number of important qualifications and exceptions.

Exchange Offer and
  Registration Rights......  The Company must use its best efforts to (i) file, within 45 days after the date of original issuance of the Notes (the "Issue Date") (such date of filing, the "Filing Date"), a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes (the "Exchange Offer") for a series of notes of the Company with terms substantially identical to the Notes (the "Exchange Notes"), (ii) cause such Exchange Offer Registration Statement to be declared effective within 120 days after the Filing Date and (iii) consummate the Exchange Offer within 180 days after the Filing Date. Such Exchange Notes, if issued, will bear the same rate of interest as the Notes. In the event that the Company does not comply with certain covenants set forth in an Exchange and Registration Rights Agreement between the Company and the initial purchasers, the Company will be obligated to pay certain liquidated damages to the holders of the Notes.

Transfer Restrictions;
  Absence of a Public
  Market for the Notes.....  The Notes have not been registered under the
                             Securities Act and are subject to restrictions on transferability and resale. The Notes are new securities and there is currently no established market for the Notes. If issued, the Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. The Notes have been designated for trading in the PORTAL market. The initial purchasers have advised the Company that they may make a market in the Notes. However, the initial purchasers are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for a listing of the Notes, or, if issued, the Exchange Notes, on any securities exchange or on any automated dealer quotation system.

                                   THE UNITS

Securities Offered.........  800 Units each consisting of 1,000 shares of
                             13 1/2% Senior PIK Preferred Stock with a liquidation preference of $25.00 per share and
                             558.75 Warrants to purchase one share of Common Stock each. In the aggregate, the Warrants represent the right to purchase 447,000 shares of Common Stock, or 3% of the Company's Common Stock on a fully diluted basis.

Issue Price................  $25,000 per Unit.

Separability...............  The Preferred Stock and the Warrants are detachable and were immediately separated upon sale by the Initial Purchasers (the "Separability Date").

Allocation of Issue
Price......................  The Company intends to allocate $18,089 of the issue price of a Unit to the Preferred Stock and $6,911 of such issue price to the Warrants.

                                PREFERRED STOCK

Shares Offered.............  800,000

Liquidation Preference.....  $25.00 per share, plus accumulated and unpaid dividends

Optional Redemption........  At any time and from time to time on or prior to
                             November 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the Preferred Stock with cash proceeds from one or more equity offerings at a redemption price equal to 113.50% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. After November 1, 2000 and prior to November 1, 2002, the Preferred Stock is not redeemable. On or after November 1, 2002, the Company may redeem the Preferred Stock, in whole or in part, at any time at the redemption prices set forth herein, together with all accumulated and unpaid dividends to the date of redemption.

Mandatory Redemption.......  The Company is required, subject to certain conditions, to redeem all of the Preferred Stock outstanding on November 1, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

Dividends..................  At a rate equal to 13 1/2% per annum of the liquidation preference per share, payable quarterly beginning February 1, 1998 and accumulating from the Preferred Stock Issue Date (as defined). The Company, at its option, may pay dividends on any Dividend Payment Date occurring on or before November 1, 2002 either in cash or by the issuance of additional Preferred Stock with a liquidation preference equal to the amount of such dividends; thereafter, dividends will be paid in cash. The indenture limits the amount of cash dividends that may be paid on the preferred stock of the Company, including the Preferred Stock.

Dividend Payment Dates.....  February 1, May 1, August 1 and November 1 of each year (each, a "Dividend Payment Date").

Voting.....................  The Preferred Stock is non-voting, except as otherwise required by law and except in certain circumstances described herein, including

                             (i) amending certain rights of the holders of the Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the Preferred Stock. In addition, if the Company (i) after November 1, 2002 fails to pay cash dividends in any dividend period, (ii) fails to make a mandatory redemption or an offer to purchase upon a Change of Control, or (iii) fails to comply with certain covenants or make certain payments on its indebtedness, holders of a majority of the shares of the Preferred Stock, voting as a class, will be entitled to elect two directors to the Company's board of directors.

Ranking....................  The Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, ranks senior to all classes of common stock and to all other classes of preferred stock of the Company subject to certain exceptions.

Change of Control..........  Upon the occurrence of a Change of Control, the
                             Company is required to make an offer to repurchase the Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of repurchase.

Restrictive Covenants......  The Certificate of Designation contains certain restrictive provisions that, among other things, limit (i) the incurrence of additional indebtedness by the Company and its subsidiaries, (ii) the issuance of preferred stock of the Company's subsidiaries, (iii) payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the Company, (iv) investments, including investments over a certain amount in Interactive Channel by the Company or any restricted subsidiary, (v) transactions with affiliates and
                             (vi) consolidations, mergers and transfers of all or substantially all of the assets of the Company. However, all of the limitations and prohibitions are subject to a number of important qualifications and exceptions.

Exchange Offer and
Registration Rights........  The Company must use its best efforts to (i) file, within 45 days after the date of original issuance of the Preferred Stock (the "Preferred Stock Issue Date") (such date of filing, the "Preferred Stock Filing Date"), a registration statement (the "Preferred Stock Exchange Offer Registration Statement") with respect to an offer to exchange the Preferred Stock (the "Preferred Stock Exchange Offer") for a series of preferred stock of the Company with terms substantially identical to the Preferred Stock (the "Exchange Preferred Stock"),
                             (ii) cause such Preferred Stock Exchange Offer Registration Statement to be declared effective within 120 days after the Preferred Stock Filing Date and (iii) consummate the Preferred Stock Exchange Offer within 180 days after the Preferred Stock Filing Date. Such Exchange Preferred Stock, if issued, will bear the rate of interest specified on the cover page hereof for the Preferred Stock. In the event that the Company does not comply with certain covenants set forth in the Preferred Stock Exchange and Registration Rights Agreement (as defined) to be executed by the Company and the initial purchasers, the Company will be obligated to pay certain liquidated damages to the holders of the Preferred Stock.

Transfer Restrictions;
Absence of a Public Market
  for the Preferred
  Stock....................  The Preferred Stock has not been registered under the Securities Act and is subject to restrictions on transferability and resale. The Preferred Stock is a new security and there is currently no established market for the Preferred Stock. If issued, the Exchange Preferred Stock will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be a new security for which there will not initially be a market.

                                    WARRANTS

Total Number of Warrants...  Warrants, which entitle the holders thereof to acquire an aggregate of 447,000 shares of Common Stock (the "Warrant Shares"), representing approximately 3% of the Company's Common Stock to be outstanding on a fully-diluted basis upon the consummation of the Offering.

Expiration Date............  November 1, 2007.

Exercise...................  Each Warrant entitles the holder to acquire, on or after the next business day after the sale of the Units (the "Exercise Date") and prior to November 1, 2007, one share of Common Stock at a price equal to $0.01 per share, subject to adjustment from time to time upon the occurrence of certain changes in Common Stock, certain Common Stock distributions, certain issuances of options or convertible securities, certain dividends and distributions and certain other increases in the number of shares of Common Stock.

Rights as Shareholders.....  Holders of Warrants do not, by virtue of being such holders, have any rights of stockholders of the Company.

Registration Rights........  Within six months of the date of issuance, the
                             Company will file and use its best efforts to cause to become effective a shelf registration statement covering resales of the Warrant Shares, and shall keep such shelf registration statement effective for a minimum period of two years from issuance of the Warrants.

Transfer Restrictions......  The Warrants may not be sold in reliance upon Rule
                             144A of the Securities Act. The Warrant Shares for which they are exercisable have not been registered under the Securities Act and are subject to certain restrictions on transfer and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Item 7 Financial Statements and Exhibits

         (a) Historical Financial Statements.
              (i)         Historical Financial Statements of Electronic Publishing Division of Brite Voice Systems, Inc.

                          Report of Independent Public Accountants

                          Statements of Assets, Liabilities and Divisional Equity at December 31, 1996 and 1995

                          Statements of Revenues and Expenses for the Years Ended December 31, 1996 and 1995

                          Statements of Changes in Divisional Equity For the Years Ended December 31, 1996 and 1995

                          Statements of Cash Flows For the Years Ended December 31, 1996 and 1995

                          Notes to Financial Statements

                          Statements of Assets, Liabilities and Divisional Equity at December 31, 1996 and June 30, 1997 (unaudited)

                          Statements of Revenues and Expenses for the Six Months Ended June 30, 1997 and 1996 (unaudited)

                          Statements of Changes in Divisional Equity For the Year Ended December 31, 1996 and Six Months Ended June
                          30, 1997 (unaudited)

                          Statements of Cash Flows For the Six Months Ended June 30, 1997 and 1996 (unaudited)

                          Condensed Notes to Financial Statements

              (ii)        Historical Financial Statements of Voice News Network, Inc.

                          Report of Independent Accountants

                          Balance Sheet at December 31, 1996

                          Statement of Operations For the year ended December 29, 1996

                          Statement of Cash Flows For the year ended December 29, 1996

                          Statement of Owner's Equity For the year ended December 29, 1996

                          Notes to Financial Statements

                          Balance Sheet at June 29, 1997 and June 30, 1996 (unaudited)

                          Statement of Operations For the six months ended June 29, 1997 and June 30, 1996 (unaudited)

                          Statement of Cash Flows For the six months ended June 29, 1997 and June 30, 1996 (unaudited)

                          Notes to Financial Statements






        (b)  Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997

                         Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1996

                         Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 30, 1997

                         Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


        (c)  Exhibits.

           Exhibit 2.1 -  Asset Purchase Agreement dated September 23, 1997 between IT Network, Inc. and
                          Brite Voice Systems, Inc.

           Exhibit 2.2 -  Amendment dated October 7, 1997 between  IT Network, Inc. and Brite Voice Systems,
                          Inc. to Asset Purchase Agreement dated September 23, 1997 between IT Network, Inc. and
                          Brite Voice Systems, Inc.

           Exhibit 2.3 +  Asset Purchase Agreement dated September 30, 1997 between Source Media, Inc. and IT
                          Network, Inc. and Voice News Network, Inc.

           Exhibit 4.1 -  Indenture dated as of October 30, 1997 between Source Media, Inc. and U.S. Trust
                          Company of Texas, N.A.

           Exhibit 4.2 -  Certificate of Designation for Senior PIK Preferred Stock

           Exhibit 4.3 -  Warrant Agreement dated as of October 30, 1997 between Source Media, Inc. And
                          ChaseMellon Shareholder Services

           Exhibit 4.4 -  Unit Agreement dated as of October 30, 1997 between Source Media, Inc. and ChaseMellon
                          Shareholder Services

           Exhibit 10.1 - Exchange and Registration Rights Agreement for Senior Secured Notes dated as of
                          October 30, 1997 between Source Media, Inc. and certain of its subsidiaries and
                          NatWest Capital Markets Limited and Prudential Securities Incorporated

           Exhibit 10.2 - Preferred Stock Registration Rights Agreement dated as of October 30, 1997 between
                          Source Media, Inc. and NatWest Capital Markets Limited and Prudential Securities
                          Incorporated.

           Exhibit 10.3 - Common Stock Registration Rights Agreement dated as of October 30, 1997 by and among Source Media, Inc.
                          and NatWest Capital Markets Limited on Prudential Securities Incorporated.




            Exhibit 23.1 -        Consent of Arthur Andersen LLP

            Exhibit 23.2 -        Consent of Price Waterhouse LLP

            + To be filed by amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 12, 1997               SOURCE MEDIA, INC.


                                  By: /s/ MICHAEL G. PATE
                                      -----------------------------------------
                                      Michael G. Pate, Chief Financial Officer

                               SOURCE MEDIA, INC.

                       INDEX TO FINANCIAL STATEMENTS AND
                        PRO FORMA FINANCIAL INFORMATION

                                               DESCRIPTION                                     PAGE
                                               -----------                                     ----
 Item 7.(a)(i)      Historical Financial Statements of Electronic Publishing
                    Division of Brite Voice Systems, Inc.

                    Report of Independent Public Accounts                                       F-3

                    Statements of Assets,Liabilities and Divisional Equity at
                    December 31, 1996 and 1995                                                  F-4

                    Statements of Revenues and Expenses for the Years Ended December
                    31, 1996 and 1995                                                           F-5

                    Statements of Changes in Divisional Equity For the Years Ended
                    December 31, 1996 and 1995                                                  F-6

                    Statements of Cash Flows For the Years Ended December 31, 1996
                    and 1995                                                                    F-7

                    Notes to Financial Statements                                               F-8

                    Statements of Assets, Liabilities and Divisional Equity at
                    December 31, 1996 and June 30, 1997 (unaudited)                             F-11

                    Statements of Revenues and Expenses for the Six Months Ended
                    June 30, 1997 and 1996 (unaudited)                                          F-12

                    Statements of Changes in Divisional Equity For the Year Ended
                    December 31, 1996 and Six Months Ended June 30, 1997 (unaudited)            F-13

                    Statements of Cash Flows For the Six Months Ended June 30, 1997
                    and 1996 (unaudited)                                                        F-14

                    Condensed Notes to Financial Statements                                     F-15


 Item 7.(a)(ii)     Historical Financial Statements of Voice News Network, Inc.

                    Report of Independent Accountants                                           F-16

                    Balance Sheet at December 31, 1996                                          F-17

                    Statement of Operations For the year ended December 29, 1996                F-18

                    Statement of Cash Flows For the year ended December 29, 1996                F-19

                    Statement of Owner's Equity For the year ended December 29, 1996            F-20

                    Notes to Financial Statements                                               F-21

                    Balance Sheet at June 29, 1997 and June 30, 1996 (unaudited)                F-24

                                            Description                                        Page
                                            -----------                                        ----
                    Statement of Operations For the six months ended June 29, 1997
                    and June 30, 1996 (unaudited)                                               F-25

                    Statement of Cash Flows For the six months ended June 29, 1997
                    and June 30, 1996 (unaudited)                                               F-26

                    Notes to Financial Statements                                               F-27



 Item 7(b)          Unaudited Pro Form Condensed Consolidated Financial Statements              F-28

                    Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
                    June 30, 1997                                                               F-29

                    Unaudited Pro Forma Condensed Consolidated Statement of
                    Operations For the Year Ended December 31, 1996                             F-30

                    Unaudited Pro Forma Condensed Consolidated Statement of
                    Operations For the Six Months Ended June 30, 1997                           F-31

                    Notes to Unaudited Pro Forma Condensed Consolidated Financial
                    Statements                                                                  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Brite Voice Systems, Inc.:

     We have audited the accompanying statements of assets, liabilities and divisional equity of the Electronic Publishing Division of Brite Voice Systems, Inc. (the Division -- Note 2), as of December 31, 1996 and 1995, and the related statements of revenues and expenses, changes in divisional equity, and cash flows for the years then ended. These statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the assets and liabilities of the Electronic Publishing Division of Brite Voice Systems, Inc., as of December 31, 1996 and 1995, and its revenues and expenses, changes in divisional equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ Arthur Andersen LLP

Kansas City, Missouri,
September 10, 1997

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

            STATEMENTS OF ASSETS, LIABILITIES AND DIVISIONAL EQUITY
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    ----------
CURRENT ASSETS:
  Accounts receivable, less allowance for doubtful accounts
     of $214,671 and $164,263 for 1996 and 1995.............  $ 3,085,364    $2,522,993
  Prepaid expenses and other................................           --         3,700
                                                              -----------    ----------
          Total current assets..............................    3,085,364     2,526,693
PROPERTY AND EQUIPMENT:
  Furniture and equipment...................................    1,427,482     1,338,202
  Less-Accumulated depreciation.............................   (1,053,584)     (768,316)
                                                              -----------    ----------
          Total property and equipment......................      373,898       569,886
GOODWILL....................................................      338,291            --
                                                              -----------    ----------
          Total assets......................................  $ 3,797,553    $3,096,579
                                                              ===========    ==========

                           LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   317,502    $   77,497
  Accrued salaries and wages................................       89,959        72,186
  Deferred revenue..........................................       12,001        46,360
  Customer deposits.........................................       24,830        26,150
                                                              -----------    ----------
          Total current liabilities.........................      444,292       222,193
                                                              -----------    ----------
COMMITMENTS AND CONTINGENCIES
DIVISIONAL EQUITY...........................................    3,353,261     2,874,386
                                                              -----------    ----------
          Total liabilities and divisional equity...........  $ 3,797,553    $3,096,579
                                                              ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                      STATEMENTS OF REVENUES AND EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
NET REVENUES................................................  $9,412,006    $7,273,221
COSTS AND EXPENSES:
  Costs of sales/services...................................   4,685,011     3,148,626
  Sales and marketing.......................................     250,638       396,635
  General and administrative................................     163,750       141,385
  Allocation of general overhead............................   1,377,614     1,084,161
                                                              ----------    ----------
                                                               6,477,013     4,770,807
                                                              ----------    ----------
REVENUES IN EXCESS OF EXPENSES..............................  $2,934,993    $2,502,414
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996           1995
                                                              -----------    -----------
BALANCE, beginning of year..................................  $ 2,874,386    $ 2,487,948
  Revenues in excess of expenses............................    2,934,993      2,502,414
  Cash transfers to parent, net.............................   (2,456,118)    (2,115,976)
                                                              -----------    -----------
BALANCE, end of year........................................  $ 3,353,261    $ 2,874,386
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Revenues in excess of expenses............................  $2,934,993    $2,502,414
  Items not requiring cash --
     Depreciation and amortization..........................     306,794       295,629
     Loss on disposal of fixed assets.......................           4           491
  Changes in --
     Accounts receivable....................................    (562,371)     (492,831)
     Accounts payable and accrued expenses..................     257,778        47,376
     Other current assets and liabilities...................     (31,979)      (40,540)
                                                              ----------    ----------
          Net cash provided by operating activities.........   2,905,219     2,312,539
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (110,810)     (196,563)
  Increase in other assets..................................    (338,291)           --
                                                              ----------    ----------
          Net cash used in investing activities.............    (449,101)     (196,563)
                                                              ----------    ----------
NET CASH TRANSFERS TO PARENT................................  $2,456,118    $2,115,976
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1. SALE OF THE BUSINESS:

     Brite Voice Systems, Inc., has entered into an agreement in principle to sell the net assets of its Electronic Publishing Division to Source Media, Inc.
(SMI), for approximately $35,000,000, subject to post-closing adjustments, as agreed. Closing of the transaction is contingent on many factors including, among other things, the success of SMI obtaining funds to close the transaction and any waiting periods imposed by the Hart Scott Rodino Antitrust Improvements Act of 1976.

2. ORGANIZATION:

  Basis of Presentation

     The accompanying financial statements include the accounts of certain products sold and delivered by the Electronic Publishing Division (the Division) of Brite Voice Systems, Inc. (the Parent), the Parent company of the Division. These financial statements reflect the assets, liabilities, revenues and expenses related to: (i) the management of audiotex systems installed on the premises of newspaper and yellow pages publishers, including daily programming changes and the production of monthly reports reflecting system usage, messages played and advertisements heard; (ii) the creation and transmission by satellite of a wide variety of general information suitable for dissemination in any location for access by telephone callers through audiotex systems owned or operated by newspaper and yellow pages publishers, broadcasters and network operators; (iii) the creation and provision to yellow pages publishers over the Internet of a variety of information; (iv) the sale of advertising sponsorships to various categories of audiotex information made available through yellow pages publishers' audiotex systems, including creation of printed material designed for inclusion in the publishers' directories, and (v) advertiser management services provided on behalf of yellow pages publishers whereby advertising entities are contacted from an outbound call center for periodic updating of their audiotex sponsorships and advertisements.

     These financial statements reflect the revenues and expenses of the Division, including direct and indirect expenses of the Division that are paid by the Parent and charged directly to the Division. Allocation of the general overhead from the Parent includes charges for marketing, general corporate management, accounting and payroll services, legal services and certain communication functions. In addition, the taxable income of the Division is included in the consolidated tax return of the Parent. No income tax expense or related current or deferred tax assets or liabilities have been allocated to the Division by the Parent as the Division is not an income tax reporting entity nor does it have a tax sharing agreement with the Parent.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

  Goodwill

     Goodwill of $338,291 at December 31, 1996 (none at December 31, 1995), represents the cost in excess of net tangible assets acquired in a business combination accounted for as a purchase, and is being amortized over five years. (See Note 4.)

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Divisional Equity

     The Parent utilizes a centralized cash management system for certain of its operations, including the Division. Cash distributed to or advanced from the Parent has been reflected as a decrease or increase in divisional equity in the accompanying statements.

  Revenue Recognition

     Revenues are generally recognized when the services are provided. Billings in advance of the service being provided are recorded as deferred revenues in the accompanying financial statements.

  Credit Risk

     The Division extends unsecured credit to customers throughout the United States and Canada and in certain foreign countries.

4. ACQUISITIONS:

     On December 13, 1996, the Parent issued 15,000 shares of its common stock and paid $195,000 in cash for certain assets of Harrison & Associates, L.L.C. The terms of the Asset Purchase Agreement provide for additional consideration of up to 55,000 shares of the Parent's common stock provided certain operating results are achieved. The contingent consideration has not been recorded as of December 31, 1996, as there is no assurance that the operating results will be achieved.

     Had the acquisition occurred on January 1 of 1996 and 1995, revenues and division net income would not differ materially from the amounts included in the accompanying statements of revenue and expenses.

     In the event that the transaction contemplated with SMI is consummated, the Parent will be required to issue the remainder of the shares reserved for issuance under the Asset Purchase Agreement.

5. EMPLOYEE BENEFITS:

     The Parent sponsors various benefit programs which cover substantially all of its employees, including those of the Division. Benefits under these programs include medical, dental, vision and pharmaceutical coverage, life and accidental death and dismemberment insurance, vacation and sick pay programs, and a 401(k) plan, under which the Parent contributes a percentage of employee contributions at rates determined by the Board of Directors of the Parent.

     Expenses related to these programs are allocated to all of the Parent's operations, including the Division, based on a percentage of base salary. The Division recorded expenses of $422,803 and $331,283 for the years ended December 31, 1996 and 1995, respectively, relating to these programs.

     Management of the Parent believes that the expenses charged to the Division are not materially different from the costs that would have been incurred had the Division borne such expenses on a direct basis.

6. COMMITMENTS AND CONTINGENCIES:

     The Parent leases office space under noncancellable agreements expiring at various times in future years. The Division is not a party to any of these agreements, but is allocated expenses based on the costs incurred by the Parent for rent, utilities, maintenance, property taxes and insurance. The Division was allocated $350,238 and $267,996 for the years ended December 31, 1996 and 1995, respectively. The facilities allocation is based on the number of employees employed by the Division, and the management of the Parent believes that the

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

expenses charged to the Division are not materially different from the costs that would have been incurred had the Division borne such expenses on a direct basis.

     The Division is subject to claims and litigation from time to time arising in the normal operation of its business. Management believes that the ultimate resolution of any pending claim will not be material to the results of operations or the financial position of the Division.

7. SIGNIFICANT CUSTOMERS:

     For the years ended December 31, 1996 and 1995, one customer and its affiliates accounted for revenues of $2,624,161 and $1,528,775, respectively.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

            STATEMENTS OF ASSETS, LIABILITIES AND DIVISIONAL EQUITY
                                  (UNAUDITED)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
CURRENT ASSETS:
  Accounts receivable, less allowance for doubtful accounts
     of $271,289 and $214,671 for 1997 and 1996,
     respectively...........................................  $ 2,767,316    $ 3,085,364
  Prepaid expenses and other................................        9,800             --
                                                              -----------    -----------
          Total current assets..............................    2,777,116      3,085,364
PROPERTY AND EQUIPMENT:
  Furniture and equipment...................................    1,402,616      1,427,482
  Less- Accumulated depreciation............................   (1,120,014)    (1,053,584)
                                                              -----------    -----------
          Total property and equipment                            282,602        373,898
GOODWILL                                                          303,321        338,291
                                                              -----------    -----------
          Total Assets......................................  $ 3,363,039    $ 3,797,553
                                                              ===========    ===========
                            LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   201,157    $   317,502
  Accrued salaries and wages................................      118,805         89,959
  Deferred revenue..........................................       49,980         12,001
  Customer deposits.........................................       21,930         24,830
                                                              -----------    -----------
          Total current liabilities.........................      391,872        444,292
                                                              -----------    -----------
COMMITMENT AND CONTINGENCIES
DIVISIONAL EQUITY                                               2,971,167      3,353,261
                                                              -----------    -----------
          Total liabilities and divisional equity...........  $ 3,363,039    $ 3,797,553
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                      STATEMENTS OF REVENUES AND EXPENSES
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                                 1997         1996
                                                              ----------   ----------
NET REVENUES................................................  $6,402,667   $4,496,092
COSTS AND EXPENSES
  Costs of sales/services...................................   3,161,011    2,198,651
  Sales and marketing.......................................     680,818       94,294
  General and administrative................................      74,320       81,875
  Allocation of general overhead............................   1,028,525      688,807
                                                              ----------   ----------
                                                               4,944,674    3,063,627
                                                              ----------   ----------
REVENUES IN EXCESS OF EXPENSES..............................  $1,457,993   $1,432,465
                                                              ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                                  (UNAUDITED)

BALANCE, December 31, 1995..................................  $ 2,874,386
  Revenues in excess of expenses............................    2,934,993
  Cash transfers to parent, net.............................   (2,456,118)
                                                              -----------
BALANCE, December 31, 1996..................................    3,353,261
  Revenues in excess of expenses............................    1,457,993
  Cash transfers to parent, net.............................   (1,840,087)
                                                              -----------
BALANCE, June 30, 1997......................................  $ 2,971,167
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

                                                                 1997          1996
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Revenues in excess of expenses............................  $1,457,993    $1,432,465
  Items not requiring cash-
     Depreciation and amortization..........................     158,030       158,288
     Loss on disposal of fixed assets.......................      13,704            --
  Changes in-
     Accounts receivable....................................     318,048      (911,519)
     Accounts payable and accrued expenses..................     (87,499)        6,548
     Other current assets and liabilities...................      25,279       (37,480)
                                                              ----------    ----------
          Net cash provided by operating activities.........   1,885,555       648,302
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (45,468)     (108,191)
                                                              ----------    ----------
          Net cash used in investing activities.............     (45,468)     (108,191)
                                                              ----------    ----------
NET CASH TRANSFERS TO PARENT................................  $1,840,087    $  540,111
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       ELECTRONIC PUBLISHING DIVISION OF
                           BRITE VOICE SYSTEMS, INC.

                    CONDENSED NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1997

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the statements of assets, liabilities and divisional equity as of June 30, 1997, and the statements of revenues and expenses, changes in divisional equity, and cash flows for the six months ended June 30, 1997 and 1996. Such adjustments made to the financial statements are of a normal, recurring nature. Although management believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). These financial statements should be read in conjunction with the audited financial statements of Electronic Publishing Division of Brite Voice Systems, Inc. for the year ended December 31, 1996. The revenues and expenses for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

     On September 23, 1997, Brite Voice Systems, Inc., entered into an agreement in principal to sell the net assets of its Electronic Publishing Division to Source Media, Inc. (SMI), for approximately $35,000,000, subject to post-closing adjustments, as agreed. Closing of the transaction is contingent on many factors including, among other things, the success of SMI obtaining funds to close the transaction and any waiting periods imposed by the Hart Scott Rodino Antitrust Improvements Act of 1976.

                       REPORT OF INDEPENDENT ACCOUNTANTS

October 1, 1997

To the Board of Directors and
Shareholders of Tribune Company

     In our opinion, the accompanying balance sheet and the related statement of operations, of cash flows and of owner's equity present fairly, in all material respects, the financial position of Voice News Network, Inc. at December 29, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
------------------------------------
Price Waterhouse LLP
Chicago, Illinois

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                                 BALANCE SHEET

ASSETS

                                                              DECEMBER 29,
                                                                  1996
                                                              ------------
Current assets:
  Accounts receivable (net of allowance for doubtful
     accounts of $33,704)...................................    $299,117
  Deferred income taxes.....................................      25,737
  Other current assets......................................      16,897
                                                                --------
          Total current assets..............................     341,751
                                                                --------
Properties:
  Leasehold improvements....................................      57,319
  Furniture and equipment...................................     732,160
  Construction in progress..................................     160,769
                                                                --------
                                                                 950,248
Accumulated depreciation....................................    (386,167)
                                                                --------
          Net properties....................................     564,081
                                                                --------
          Total assets......................................    $905,832
                                                                ========
LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $ 81,613
  Accrued compensation......................................      61,999
  Subscriber deposits.......................................      16,025
                                                                --------
          Total current liabilities.........................     159,637
Deferred income taxes.......................................      59,748
Commitments and contingencies (Note 5)......................
                                                                --------
          Total liabilities.................................     219,385
                                                                --------
  Owner's equity............................................     686,447
                                                                --------
          Total liabilities and owner's equity..............    $905,832
                                                                ========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                            STATEMENT OF OPERATIONS

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 29,
                                                                  1996
                                                              ------------
Operating revenues..........................................   $2,424,875
Operating expenses:
  Cost of sales.............................................    1,592,334
  General and administrative................................      271,613
                                                               ----------
          Total operating expenses..........................    1,863,947
                                                               ----------
Operating income............................................      560,928
Provision for income taxes..................................      222,969
                                                               ----------
Net income..................................................   $  337,959
                                                               ==========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                            STATEMENT OF CASH FLOWS

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 29,
                                                                  1996
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $ 337,959
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation...........................................     148,228
     Deferred income taxes..................................     (10,381)
     Changes in assets and liabilities:
       Accounts receivable, net.............................    (103,640)
       Other current assets.................................      (5,567)
       Accounts payable.....................................      12,068
       Accrued compensation.................................      21,094
       Other liabilities....................................       3,888
                                                               ---------
  Net cash provided by operating activities.................     403,649
                                                               ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (205,717)
                                                               ---------
  Net cash used for investing activities....................    (205,717)
                                                               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net distribution to owner.................................    (197,932)
                                                               ---------
  Net cash used for financing activities....................    (197,932)
                                                               ---------
Net increase in cash and cash equivalents...................          --
Cash and cash equivalents, beginning of period..............          --
                                                               ---------
Cash and cash equivalents, end of period....................   $      --
                                                               =========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                          STATEMENT OF OWNER'S EQUITY

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 29,
                                                                  1996
                                                              ------------
Owner's equity at January 1, 1996...........................   $ 546,420
Net income..................................................     337,959
Net cash distributions to owner.............................    (197,932)
                                                               ---------
Owner's equity at December 29, 1996.........................   $ 686,447
                                                               =========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 29, 1996

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     Voice News Network (VNN or the Company) is owned and operated by Tribune Media Services, a wholly owned subsidiary of Tribune Company (Tribune).

     VNN produces and distributes, via satellite or telephone line transmission, daily audiotex programs containing news, entertainment and consumer information to its subscribers, primarily newspaper and other media companies. VNN's subscribers generally sell and attach voice advertisements at the beginning and end of the audiotex messages and provide customers access to these programs through local phone service. Audiotex programs are provided to subscribers based primarily on annual service agreements.

     Certain corporate general and administrative expenses of Tribune have been allocated to the Company (Notes 3 and 4) on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Company operated as a stand-alone company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Revenue is recognized on a straight line basis over each subscriber's service agreement term.

  Properties

     Properties (including transmission equipment, office and studio equipment and leasehold improvements) are stated at cost. Depreciation is computed using the straight-line method over the properties' estimated useful lives, which range from three to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.

  Income Taxes

     The Company's operations are included in Tribune's consolidated United States federal and state income tax returns. Based on Tribune's tax-sharing policy, the Company computes taxes as if it were filing separate tax returns. Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The liability method measures the expected tax impact of future taxable income or deductions resulting from differences in the tax and financial reporting bases of assets and liabilities reflected in the balance sheet and the expected tax impact of carryforwards for tax purposes.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Actual results could differ from those estimates.

  Statement of Cash Flows

     Information related to cash paid for taxes has been omitted since these costs are charged to the Company by Tribune.

  Fiscal Year

     The Company's fiscal year ends on the last Sunday in December. The 1996 fiscal year included 52 weeks.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- RELATED PARTY TRANSACTIONS

     VNN is dependent on Tribune for financing. The Company participates in Tribune's centralized cash management program with respect to accounts receivable, accounts payable, payroll and employee benefits. All disbursements and receipts related to the cash management program are recorded as owner contributions/distributions in the accompanying financial statements. Interest is not recorded on these balances.

     Tribune also provides the Company with certain information systems, insurance and administrative services. Charges for these services are based on allocations of Tribune's actual direct and indirect costs using varying allocation bases as appropriate (e.g., payroll, headcount, etc.) designed to estimate the actual cost incurred by Tribune to render these services to the Company. This allocation process is consistent with the methodology used by Tribune to allocate the cost of similar services provided to its other business units. The allocated costs of these services are included in the accompanying statement of operations and totaled $82,792 in 1996.

     Tribune Media Services leases certain office space from Tribune Properties, Inc., a wholly owned subsidiary of Tribune. Tribune Media Services allocates a portion of the lease expense to VNN. The 1996 expense related to allocated office lease expense included in the statement of operations is $57,959.

     Certain Tribune subsidiaries are VNN subscribers. Revenues from these related parties totaled $61,827 in 1996.

     Treasury, legal and tax services provided by Tribune are not allocated to the Company because these costs are not significant.

NOTE 4 -- EMPLOYEE BENEFIT PLANS

     VNN participates in several Tribune-sponsored benefit plans, including an employee stock ownership plan with annual allocations based on payroll, an employee share purchase plan and a qualified savings incentive plan. The savings incentive plan provides for uniform employer contributions to eligible employees of $.25 for each $1.00 contributed by participants up to 4 percent of the participants' compensation. VNN also participates in certain Tribune-sponsored medical and life insurance plans and certain VNN employees are participants in various Tribune incentive and deferred compensation plans. The total 1996 expense related to these employee benefits included in the statement of operations is $90,393.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     The Company has entered into a contract with a satellite uplink provider through November, 1998. Future commitments under this non-cancelable contract are $30,000 and $27,500 in 1997 and 1998, respectively.

     The Company is involved in litigation from time to time incidental to the conduct of its business; however, the Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the financial position or results of operations of the Company.

NOTE 6 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the current assets and liabilities approximate fair value because of the short maturity of these instruments.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- INCOME TAXES

     The provision for income taxes (all currently payable) for the year ended December 29, 1996 was $208,261. The provision for income taxes approximates 39.8% of pre-tax income and is higher than Tribune's federal statutory tax rate of 35% due to state income taxes. Significant components of VNN's net deferred tax liability as of December 26, 1996 are as follows:

Accounts receivable................................  $13,396
Accrued employee compensation......................   12,341
                                                     -------
  Deferred tax assets..............................   25,737
Net properties.....................................   59,748
                                                     -------
  Deferred tax liabilities.........................   59,748
                                                     -------
  Net deferred tax liability.......................  $34,011
                                                     =======

NOTE 8 -- SUBSEQUENT EVENT -- PROPOSED SALE OF VNN

     On October 1, 1997, the Company entered into an agreement with Source Media, Inc. (Source) whereby Source will acquire VNN for approximately $9 million.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                                 BALANCE SHEETS

ASSETS
                                                               JUNE 29,       JUNE 30,
                                                                 1997           1996
                                                              (UNAUDITED)    (UNAUDITED)
                                                              -----------    -----------
Current assets:
  Accounts receivable (net of allowance for doubtful
     accounts of $42,705 and $26,889).......................   $ 291,011      $ 224,357
  Deferred income taxes.....................................      26,704         20,022
  Other current assets......................................      18,863          9,025
                                                               ---------      ---------
          Total current assets..............................     336,578        253,404
                                                               ---------      ---------
Properties:
  Leasehold improvements....................................      57,319         57,319
  Furniture and equipment...................................     806,172        709,171
  Construction in progress..................................     129,710        101,791
                                                               ---------      ---------
                                                                 993,201        868,281
  Accumulated depreciation..................................    (459,996)      (310,372)
                                                               ---------      ---------
          Net properties....................................     533,205        557,909
                                                               ---------      ---------
          Total assets......................................   $ 869,783      $ 811,313
                                                               =========      =========

LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable..........................................   $  60,381      $  28,210
  Accrued compensation......................................      34,353         34,617
  Subscriber deposits.......................................      14,235         14,355
                                                               ---------      ---------
          Total current liabilities.........................     108,969         77,182
  Deferred income taxes.....................................      57,771         59,094
  Commitments and contingencies.............................          --             --
                                                               ---------      ---------
          Total liabilities.................................     166,740        136,276
                                                               ---------      ---------
  Owner's equity............................................     703,043        675,037
                                                               ---------      ---------
          Total liabilities and owner's equity..............   $ 869,783      $ 811,313
                                                               =========      =========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                            STATEMENT OF OPERATIONS

                                                               FOR THE SIX      FOR THE SIX
                                                              MONTHS ENDED     MONTHS ENDED
                                                              JUNE 29, 1997    JUNE 30, 1996
                                                              -------------    -------------
                                                               (UNAUDITED)      (UNAUDITED)
Operating revenues..........................................   $1,314,825       $1,167,275
Operating expenses:
  Cost of sales.............................................      765,417          780,429
  General and administrative................................      158,202          102,721
                                                               ----------       ----------
          Total operating expenses..........................      923,619          883,150
                                                               ----------       ----------
Operating income............................................      391,206          284,125
Provision for income taxes..................................      155,504          112,940
                                                               ----------       ----------
Net income..................................................   $  235,702       $  171,185
                                                               ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                            STATEMENT OF CASH FLOWS

                                                               FOR THE SIX      FOR THE SIX
                                                              MONTHS ENDED     MONTHS ENDED
                                                              JUNE 29, 1997    JUNE 30, 1996
                                                               (UNAUDITED)      (UNAUDITED)
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $ 235,702        $ 171,185
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation...........................................       80,308           72,344
     Deferred income taxes..................................       (2,944)          (5,320)
     Changes in assets and liabilities:
       Accounts receivable, net.............................        8,106          (28,880)
       Other current assets.................................       (1,966)           2,305
       Accounts payable.....................................      (21,232)         (41,335)
       Accrued compensation.................................      (27,646)          (6,288)
       Other liabilities....................................       (1,790)           2,218
                                                                ---------        ---------
  Net cash provided by operating activities.................      268,538          166,229
                                                                ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (49,432)        (123,661)
                                                                ---------        ---------
  Net cash used for investing activities....................      (49,432)        (123,661)
                                                                ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net distribution to owner.................................     (219,106)         (42,568)
                                                                ---------        ---------
  Net cash used for financing activities....................     (219,106)         (42,568)
                                                                ---------        ---------
Net increase in cash and cash equivalents...................           --               --
Cash and cash equivalents, beginning of period..............           --               --
                                                                ---------        ---------
Cash and cash equivalents, end of period....................    $      --        $      --
                                                                =========        =========

   The accompanying notes are an integral part of these financial statements.

                            VOICE NEWS NETWORK, INC.
                       (WHOLLY OWNED BY TRIBUNE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Voice News Network, Inc. (VNN or the Company) is owned and operated by Tribune Media Services, a wholly owned subsidiary of Tribune Company (Tribune).

     VNN produces and distributes, via satellite or telephone line transmission, daily audiotex programs containing news, entertainment and consumer information to its subscribers, primarily newspaper and other media companies. VNN's subscribers generally sell and attach voice advertisements at the beginning and end of the audiotex messages and provide customers access to these programs through local phone service. Audiotex programs are provided to subscribers based primarily on annual service agreements.

     Certain corporate general and administrative expenses of Tribune have been allocated to the Company on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Company operated as a stand-alone company.

NOTE 2 -- BASIS OF PRESENTATION

     Unaudited interim financial period -- The accompanying financial information as of June 29, 1997 and June 30, 1996 and for the six months ended June 29, 1997 and June 30, 1996 is unaudited. The interim financial statements have been prepared on the same basis as the annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended June 29, 1997 and June 30, 1996 are not necessarily indicative of the results of operations to be expected for any other period or for the full year.

NOTE 3 -- SUBSEQUENT EVENT -- PROPOSED SALE OF VNN

     On October 1, 1997, the Company entered into an agreement with Source Media, Inc. (Source) whereby Source will acquire VNN for approximately $9 million.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the six-month period ended June 30, 1997 have been derived from the unaudited consolidated financial statements of the Company and the unaudited financial statements of Brite and VNN. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1996 are based on the historical audited consolidated financial statements of the Company and the audited financial statements of Brite and VNN. The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the Transactions (as defined below) and the application of the net proceeds therefrom and the January 14, 1997 purchase by the Company of all of the outstanding shares of Interactive Channel Technologies Inc. ("ICT") held by the minority shareholders of ICT (the "ICT Purchase"), as described in the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 was prepared as though the acquisition of certain electronic publishing assets of Brite and VNN (the "Acquisitions") and related offering of Senior Secured Notes and units of Senior PIK Preferred Stock and Warrants (the "Offering" and, together with the Acquisitions, the "Transactions") occurred on such date. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six-month period ended June 30, Transactions and the ICT Purchase had occurred as of January 1, 1996 and give effect to the elimination of certain costs of sales and selling, general and administrative expenses.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect pro forma adjustments that are based upon available information and factually supportable assumptions that the Company believes are reasonable and do not necessarily reflect the results of operations or the financial position of the Company that actually would have resulted had the Transactions or ICT Purchase to which pro forma effect is given, been consummated as of the date or for the periods indicated. In preparing the Unaudited Pro Forma Condensed Consolidated Financial Statements, the Company believes it has utilized reasonable methods to conform the basis of presentation.

     The Acquisitions will be accounted for by the purchase method of accounting, under which the purchase prices of Brite and VNN will be allocated to the tangible and intangible assets and liabilities of Brite and VNN, respectively, based upon their respective fair values. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared based upon certain assumptions made by management regarding the Transactions and a preliminary estimate of the purchase price allocation. Actual accounting adjustments for the Transactions may differ from the pro forma adjustments based on the balances of the assets and liabilities of Brite and VNN and the final purchase price allocation.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                             ASSETS
                                                   HISTORICAL           PRO FORMA
                                            ------------------------    ADJUSTING      PRO FORMA
                                             SOURCE    BRITE    VNN      ENTRIES        SOURCE
                                            --------   ------   ----    ---------      ---------
Current assets:
  Cash and cash equivalents...............  $  8,627   $   --   $ --     $25,357(1)    $ 33,984
  Restricted cash and restricted cash
     equivalents..........................        --       --     --      11,504(2)      11,504
  Accounts receivable.....................     1,305    2,767    291      (3,058)(3)      1,305
  Deferred expenses.......................       803       --     27         (27)(3)        803
  Prepaid expenses and other current
     assets...............................       800       10     19         (29)(3)        800
                                            --------   ------   ----     -------       --------
          Total current assets............    11,535    2,777    337      33,747         48,396
Noncurrent portion of restricted cash and
  restricted cash equivalents.............        --       --     --      10,840(2)      10,840
Property and equipment, net...............     5,987      283    533         550(4)       7,353
Intangible assets, net....................    11,626      303     --      43,881(4)      55,810
Other non-current assets..................     1,029       --     --       4,221(5)       5,250
                                            --------   ------   ----     -------       --------
          Total assets....................  $ 30,177   $3,363   $870     $93,239       $127,649
                                            ========   ======   ====     =======       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..................  $    986   $  201   $ 60     $  (261)(6)   $    986
  Accrued payroll.........................       371      119     35        (154)(6)        371
  Other accrued liabilities...............     2,019       22     14        (708)(7)      1,347
  Amounts payable related to
     acquisitions.........................       750       --     --       1,000(8)       1,750
  Unearned income.........................     3,178       50     --         (50)(6)      3,178
  Current portion of capital lease
     obligations..........................        22       --     --          --             22
                                            --------   ------   ----     -------       --------
          Total current liabilities.......     7,326      392    109        (173)         7,654
Other non-current liabilities.............        --       --     58         (58)(6)         --
Long-term debt, net of discount...........    18,280       --     --      81,720(9)     100,000
Capital lease obligations.................        12       --     --          --             12
Minority interests in consolidated
  subsidiaries, net of note receivable and
  accrued interest from minority
  stockholder.............................     3,144       --     --          --          3,144
Senior PIK Preferred Stock................        --       --     --      13,321(10)     13,321
Stockholders' equity:
  Common stock............................        12       --     --          --             12
  Less treasury stock, at cost............    (3,758)      --     --          --         (3,758)
  Capital in excess of par value..........    73,333       --     --       5,529(10)     78,862
  Retained earnings (accumulated
     deficit).............................   (68,027)   2,971    703      (7,100)(11)   (71,453)
  Foreign currency translation............       (40)      --     --          --            (40)
  Notes receivable and accrued interest
     from stockholders....................      (105)      --     --          --           (105)
                                            --------   ------   ----     -------       --------
          Total stockholders' equity......     1,415    2,971    703      (1,571)         3,518
                                            --------   ------   ----     -------       --------
          Total liabilities and
            stockholders' equity..........  $ 30,177   $3,363   $870     $93,239       $127,649
                                            ========   ======   ====     =======       ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                               HISTORICAL              PRO FORMA
                                       ----------------------------    ADJUSTING      PRO FORMA
                                          SOURCE    BRITE     VNN       ENTRIES        SOURCE
                                       ----------   ------   ------    ---------      ---------
STATEMENT OF OPERATIONS DATA:
Monetary revenues....................  $    8,575   $9,412   $2,425    $    250(12)   $ 20,662
Nonmonetary revenues.................       9,944       --       --          --          9,944
                                       ----------   ------   ------    --------       --------
        Total revenues...............      18,519    9,412    2,425         250         30,606
Monetary cost of sales...............       3,485    4,685    1,592      (1,137)(13)     8,625
Nonmonetary cost of sales............       9,944       --       --          --          9,944
                                       ----------   ------   ------    --------       --------
        Total cost of sales..........      13,429    4,685    1,592      (1,137)        18,569
Gross profit.........................       5,090    4,727      833       1,387         12,037
Selling, general and administrative
  expenses...........................      11,747    1,792      272      (1,759)(14)    12,052
Amortization of intangible assets....       1,031       --       --      11,105(15)     12,136
Research and development expenses....       6,332       --       --          --          6,332
                                       ----------   ------   ------    --------       --------
Operating income (loss)..............     (14,020)   2,935      561      (7,959)       (18,483)
Interest (income) expense, net.......        (175)      --       --      12,160(16)     11,985
Other (income) expense, net..........          10       --       --         (46)(17)       (36)
                                       ----------   ------   ------    --------       --------
Income (loss) before income taxes....     (13,855)   2,935      561     (20,073)       (30,432)
Provision for income taxes...........          --       --      223        (223)(18)         --
                                       ----------   ------   ------    --------       --------
Net income (loss)....................     (13,855)   2,935      338     (19,850)       (30,432)
Preferred stock dividends............          --       --       --       3,392(19)      3,392
                                       ----------   ------   ------    --------       --------
        Net income (loss)
          attributable to common
          stockholders...............  $  (13,855)  $2,935   $  338    $(23,242)      $(33,824)
                                       ==========   ======   ======    ========       ========
        Net loss per common share....  $    (1.39)                                    $  (3.40)
                                       ==========                                     ========
Weighted average common shares
  outstanding .......................   9,935,455
                                       ==========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                                 HISTORICAL               PRO FORMA
                                         ------------------------------   ADJUSTING      PRO FORMA
                                            SOURCE      BRITE     VNN      ENTRIES        SOURCE
                                         -----------   -------   ------   ---------      ---------
STATEMENT OF OPERATIONS DATA:
Monetary revenues......................  $     5,336   $ 6,403   $1,315    $   125(12)   $  13,179
Nonmonetary revenues...................        3,411        --       --         --           3,411
                                         -----------   -------   ------    -------       ---------
        Total revenues.................        8,747     6,403    1,315        125          16,590
Monetary cost of sales.................        2,902     3,161      765       (494)(13)      6,334
Nonmonetary cost of sales..............        3,411        --       --         --           3,411
                                         -----------   -------   ------    -------       ---------
        Total cost of sales............        6,313     3,161      765       (494)          9,745
Gross profit...........................        2,434     3,242      550        619           6,845
Selling, general and administrative
  expenses.............................        9,074     1,784      158     (1,289)(14)      9,727
Amortization of intangible assets......        1,844        --       --      4,418(15)       6,262
Research and development expenses......        1,844        --       --         --           1,844
                                         -----------   -------   ------    -------       ---------
Operating income (loss)................      (10,328)    1,458      392     (2,510)        (10,988)
Interest (income) expense, net.........          825        --       --      5,409(16)       6,234
Other (income) expense, net............          (58)       --       --         --             (58)
                                         -----------   -------   ------    -------       ---------
Income (loss) before income taxes......      (11,095)    1,458      392     (7,919)        (17,164)
Provision for income taxes.............           --        --      156       (156)(18)         --
                                         -----------   -------   ------    -------       ---------
        Net income (loss)..............      (11,095)    1,458      236     (7,763)        (17,164)
Preferred stock dividends..............           --        --       --      1,852(19)       1,852
                                         -----------   -------   ------    -------       ---------
        Net income (loss) attributable
          to common stockholders.......  $   (11,095)  $ 1,458   $  236    $(9,615)      $ (19,016)
                                         ===========   =======   ======    =======       =========
        Net loss per common share......  $     (0.99)                                    $   (1.69)
                                         ===========                                     =========
Weighted average common shares
  outstanding..........................   11,220,586
                                         ===========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On January 14, 1997, the Company acquired all of the outstanding shares of ICT held by minority shareholders in exchange for approximately 1,390,000 shares of the Company's common stock, making ICT a wholly-owned subsidiary of the Company. The Company also issued options to purchase 177,000 shares of the Company's common stock at exercise prices ranging from $1.43 to $4.96 per share to certain employees and directors of ICT in exchange for their outstanding options to purchase ICT common shares, and incurred cash expenses related to the transaction of approximately $795,000. The aggregate purchase price for the acquisition of the ICT minority interest was approximately $11.3 million, and the acquisition was accounted for by the purchase method of accounting.

     On October 30, 1997, the Company acquired certain of the electronic publishing assets of Brite. The purchase price of the Brite acquisition was approximately $35.6 million in cash. The Brite acquisition was accounted for by the purchase method of accounting.

     On October 30, 1997, the Company acquired the electronic publishing assets of VNN. The purchase price of the VNN acquisition was $9.0 million in cash. The VNN acquisition was accounted for by the purchase method of accounting.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the following unaudited pro forma adjustments:

 (1) Represents the (i) receipt of gross proceeds of $120.0 million from the Offering, (ii) payment of $6.4 million issuance costs related to the Offering, (iii) payment of approximately $44.6 million as the purchase price in the Acquisitions, (iv) payment of approximately $21.3 million in connection with the repayment of the Company's senior secured notes plus accrued interest thereon and (v) deposit of approximately $22.3 million into the interest escrow account for the first four interest payments on the Notes.

 (2) Represents the establishment of the interest escrow account to service the first four interest payments of the Notes.

 (3) Represents the elimination of Brite and VNN accounts receivable, deferred expenses and prepaid expenses, which were not included in the purchased assets of Brite and VNN.

 (4) Represents the elimination of Brite's historical intangible assets of $303,000 plus management's estimated value of property and equipment, contract rights and goodwill based on a preliminary allocation of the purchase price of the Acquisitions in accordance with the purchase method of accounting as follows:

Initial purchase price......................................  $44,550,000
Estimated fees and expenses associated with exiting
  activities, terminating employees and relocating certain
  employees of the acquired companies.......................    1,000,000
                                                              -----------
          Total purchase price..............................  $45,550,000
                                                              ===========

     The Company is currently in the process of obtaining an independent appraisal of the allocation of the purchase price. The preliminary allocation is as follows:

                                                                           AMORTIZATION
                 DESCRIPTION                       BRITE         VNN          PERIOD
                 -----------                    -----------   ----------   ------------
Property and equipment........................  $   833,000   $  533,000     3 years
Contract rights...............................   16,000,000    3,400,000     5 years
Goodwill......................................   19,515,000    5,269,000     5 years

 (5) Represents the (i) write-off of the Company's historical deferred financing fees of approximately $1.0 million which will be charged to earnings as an extraordinary item upon the early repayment of its historical debt as part of the Transactions plus (ii) the recording of deferred financing fees and expenses associated with the Notes in the amount of approximately $5.3 million.

 (6) Represents the elimination of Brite and VNN accounts payable, accrued payroll, unearned income and other non-current liabilities which were not assumed in the purchase of Brite and VNN.

 (7) Represents the (i) payment of approximately $672,000 in accrued interest associated with the Company's senior secured notes, which was repaid as part of the Transactions plus (ii) the elimination of Brite and VNN accrued liabilities which were not assumed in the purchase of Brite and VNN.

 (8) Represents the accrual of $1.0 million of estimated costs associated with exiting activities, terminating employees and relocating certain employees of the acquired companies.

 (9) Represents the (i) repayment of approximately $20.7 million of the Company's senior secured notes, net of approximately $2.4 million of note discount, as a result of the Offering and (ii) addition of $100.0 million in Notes pursuant to the Offering.

(10) Represents the issuance of $20.0 million in Preferred Stock pursuant to the Offering, net of (i) warrants with an approximate value of $5.5 million which was recorded against capital in excess of par value and (ii) financing fees and expenses of approximately $1.2 million associated with the Units.

(11) Represents the (i) write-off of approximately $2.4 million of note discount charged to earnings as an extraordinary item in connection with the repayment of approximately $20.7 million of the Company's senior secured notes, (ii) write-off of approximately $1.0 million of the Company's historical deferred financing charges and (iii) elimination of Brite and VNN historical retained earnings which were not assumed as part of the Brite acquisition.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the following unaudited pro forma adjustments:

(12) Represents rental revenues associated with certain voice information services equipment purchased as part of the Transactions which are not included in the historical revenues of Brite.

(13) Represents the (i) elimination of certain historical expenses totaling $989,000 and $427,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, associated with subscriptions to certain wire services and programming transmission which are non-recurring due to the termination of the related agreements upon closing of the Transactions, and (ii) the elimination of certain historical expenses associated with the allocation of general corporate overhead to VNN by Tribune Media Services, Inc. totaling $148,000 and $67,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, which are non-recurring subsequent to the Transactions.

(14) Represents the elimination of certain historical expenses associated with
     (i) allocation of general corporate overhead to Brite by Brite Voice Systems, Inc., and to VNN by Tribune Media Services, Inc., totaling $1,359,000 and $1,018,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, which is non-recurring subsequent to the Transactions, and (ii) rent, advertising and trade promotional expenses totaling $400,000 and $271,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, which are non-recurring because these costs relate to functions which will either be provided by existing Company personnel or are not required by the Company due to the termination of related agreements or obligations upon closing of the Transactions.

(15) Represents (i) the amortization of intangible assets resulting from the Acquisitions totaling $8,837,000 and $4,418,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and (ii) the amortization of intangible assets (patents) resulting from the ICT Purchase totaling $2,268,000 for the year ended December 31, 1996. The estimated value of the patents, $11.3 million, will be amortized over a five-year period on the straight-line method.

(16) Represents pro forma interest expense and amortization of deferred financing costs as shown below based upon pro forma debt levels and the applicable interest rates. The table below presents pro forma interest expense, noted with the respective interest rates, and pro forma amortization of deferred financing costs:

                                                                 YEAR ENDED        SIX MONTHS ENDED
                                                              DECEMBER 31, 1996     JUNE 30, 1997
                                                              -----------------    ----------------
                                                                     (DOLLARS IN THOUSANDS)
     Senior Secured Notes (12%).............................       $12,000              $6,000
     Reduction of interest expense on current notes
       outstanding (13%)....................................          (590)               (966)
     Pro forma amortization of deferred financing costs.....           750                 375
                                                                   -------             -------
               Total pro forma interest expense
                 adjustments................................       $12,160              $5,409
                                                                   =======             =======

      Pro forma interest expense does not include approximately $935,000 and $215,000 of interest income for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, which would have been realized on the net excess proceeds of the Offering assuming the Transactions had taken place on January 1, 1996.

(17) Represents the elimination of minority interest in the gains or losses of consolidated subsidiaries resulting from the ICT Purchase.

(18) Represents the elimination of income tax provision due to the Company's net operating loss carryforwards, which are available to reduce income tax provisions. No income tax provision related to Brite is included as the Electronic Publishing Division is not an income tax reporting entity nor does it have a tax sharing agreement with its parent company, Brite
     Voice Systems, Inc.

(19) Represents (i) preferred stock dividends on the Preferred Stock at a rate equal to 13.5% per annum per share, payable quarterly, (ii) amortization of discount related to warrants associated with the Units, and (iii) amortization of approximately $1.1 million in financing costs associated with the issuance of the Units.

(20) EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flows statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(21) the ratio of earnings to cover combined fixed charges and preferred stock dividends is not a meaningful figure due to the fact that in the periods presented fixed charges, which include interest expense, and preferred stock dividends, exceeded earnings by an amount equal to the net loss.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the following unaudited further adjustments:

(22) Represents (i) the elimination of certain employee expenses totaling $1.8 million and $1.0 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, as these costs relate to functions that will either be provided by existing Company personnel or will not be required by the Company subsequent to the Acquisitions and (ii) the elimination of additional wire service fees totaling $195,000 and $133,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, reflecting the Company's selection of those contracts containing the most favorable economic terms.

                               INDEX TO EXHIBITS


Exhibit
Number                                        Exhibit
------                                        -------
Exhibit 2.1    -  Asset Purchase Agreement dated September 23, 1997 between IT
                  Network, Inc. and Brite Voice Systems, Inc.

Exhibit 2.2    -  Amendment dated October 7, 1997 between  IT Network, Inc. and
                  Brite Voice Systems, Inc. to Asset Purchase Agreement dated
                  September 23, 1997 between IT Network, Inc. and Brite Voice
                  Systems, Inc.

Exhibit 2.3+   -  Asset Purchase Agreement dated September 30, 1997 between
                  Source Media, Inc. and IT Network, Inc. and Voice News
                  Network, Inc.

Exhibit 4.1    -  Indenture dated as of October 30, 1997 between Source Media,
                  Inc. and U.S. Trust Company of Texas, N.A.

Exhibit 4.2    -  Certificate of Designation for Senior PIK Preferred Stock

Exhibit 4.3    -  Warrant Agreement dated as of October 30, 1997 between Source
                  Media, Inc. And ChaseMellon Shareholder Services

Exhibit 4.4    -  Unit Agreement dated as of October 30, 1997 between Source
                  Media, Inc. and ChaseMellon Shareholder Services

Exhibit 10.1   -  Exchange and Registration Rights Agreement for Senior Secured
                  Notes dated as of October 30, 1997 between Source Media, Inc.
                  and certain of its subsidiaries and NatWest Capital Markets
                  Limited and Prudential Securities Incorporated

Exhibit 10.2   -  Preferred Stock Registration Rights Agreement dated as of
                  October 30, 1997 between Source Media, Inc. and NatWest
                  Capital Markets Limited and Prudential Securities
                  Incorporated.

Exhibit 10.3   -  Common Stock Registration Rights Agreement dated as of October
                  30, 1997 by and among Source Media, Inc. and NatWest Capital
                  Markets Limited on Prudential Securities Incorporated.

Exhibit 23.1   -  Consent of Arthur Andersen LLP

Exhibit 23.2   -  Consent of Price Waterhouse LLP

+ To be filed by amendment.